For Immediate Release

Contact:                 Willing L. Biddle, COO
John T. Hayes, CFO
Urstadt Biddle Properties Inc.
(203) 863-8200

Urstadt Biddle Properties Inc.
Announces Extension of its
$30 Million Secured Revolving Credit Facility

Greenwich, Connecticut, May 16, 2011.  Urstadt Biddle Properties Inc. (“UBP”) (NYSE: UBA and UBP) announced today it has entered into an amendment of its existing $30 million Secured Revolving Credit Facility with The Bank of New York Mellon (“the Facility”) to extend the maturity date of the Facility to May 16, 2014.  Originally scheduled to expire April 15, 2011, the Company previously had reached agreement with The Bank of New York Mellon to continue the Facility to May 16, 2011 while documentation for the three-year extension was completed.  Under the terms of the extension agreement the interest rate on borrowings increased to Libor plus 2.0% from Libor plus 1.75% and the un-used fee increased to 0.40% from 0.25%.  Substantially all of the remaining terms and conditions of the Facility remain unchanged.  Borrowings can be used for, among other things, acquisitions and development of commercial real estate investments, working capital and tenant improvements. The Facility is secured by mortgages on the Company’s Danbury Square property in Danbury, Connecticut and the Company’s Valley Ridge property in Wayne, New Jersey and contains certain representations, financial and other covenants typical for this type of facility.

Commenting on the transaction, Willing Biddle, UBP’s President and Chief Operating Officer said, “We are pleased to announce the three year extension of our $30 million secured revolving credit facility.  This Facility coupled with our $50 million unsecured credit facility with The Bank of New York Mellon and Wells Fargo, N.A. continues to give the Company adequate cash resources and liquidity to achieve its acquisition objectives for the foreseeable future.  We are also proud to continue our over twenty year banking relationship with The Bank of New York Mellon.  ”

Urstadt Biddle Properties Inc. is a self-administered equity real estate investment trust which owns or has equity interests in 51 properties containing approximately 4.7 million square feet of space.  Listed on the New York Stock Exchange since 1970, it provides investors with a means of participating in ownership of income-producing properties. It has paid 166 consecutive quarters of uninterrupted dividends to its shareholders since its inception and raised its dividend to its shareholders for the last 17 consecutive years.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors